UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 18, 2011

GSI Group Inc.

(Exact name of registrant as specified in its charter)

New Brunswick, Canada	001-35083	98-0110412
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

125 Middlesex Turnpike Bedford, Massachusetts		01730
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (781) 266-5700

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01.	Other Events

On July 18, 2011, GSI Group Corporation, a subsidiary of GSI Group Inc. (the “Company”), provided formal notice that it had elected to optionally redeem $35.0 million in aggregate principal amount (constituting 32% of the currently outstanding $108,107,100 in aggregate principal amount) of its outstanding 12.25% Senior Secured PIK Election Notes due 2014 (the “Notes”) in accordance with the terms of the Indenture dated as of July 23, 2010 among GSI Group Corporation, the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Indenture”), pursuant to which the Notes were issued.

The redemption will be financed from a portion of the available cash and cash equivalents of the Company and its subsidiaries. In accordance with the Indenture, the redemption price for the Notes being redeemed will be 100% of the principal amount of such Notes, plus accrued and unpaid interest thereon, if any, to, but not including, August 17, 2011, the redemption date.

After consummation of this redemption, $73,107,100 in aggregate principal amount of the Notes will remain outstanding. As of July 1, 2011, prior to the $35 million redemption, the Company’s cash and cash equivalents balance was approximately $74 million. The Company continues to pursue a refinancing of all such remaining Notes, which it currently expects to complete in the third quarter of 2011.

This current report on Form 8-K does not constitute a notice of redemption under the optional redemption provision of the Indenture governing the Notes.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS – Certain of the statements contained in this report, including, without limitation, statements as to the Company’s expectations regarding the refinancing of remaining Notes, are forward-looking statements. Forward-looking statements are made based upon management’s expectations and beliefs concerning future developments and their potential effect upon the Company. There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GSI GROUP INC. (Registrant)

By	/s/ Robert Buckley
Robert Buckley

Principal Financial Officer

Date: July 18, 2011